EXHIBIT 10.37

                     MICRON ELECTRONICS, INC.
                      EXECUTIVE BONUS PLAN

   1.  PURPOSE

   The Micron Electronics, Inc. Executive Bonus Plan (the "Bonus
Plan") is designed to attract, retain, and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

   2.  DEFINITIONS

   (a) Bonus - The cash incentive awarded to an Executive Officer or Key Employee pursuant to the terms and conditions of the Bonus
Plan.

   (b) Board - The Board of Directors of Micron Electronics, Inc.

   (c) Change in Control - (i) The acquisition by any person or entity of securities of Micron Electronics, Inc. such that such person or entity, directly, indirectly or beneficially, acting alone or in concert, (A) owns or controls more of the combined voting power of all classes of voting securities of Micron Electronics, Inc. than does Micron Technology, Inc. and (B) owns or controls more than thirty-five percent (35%) of the combined voting power of all classes of voting securities of Micron Electronics, Inc.; or (ii) subject to Micron Technology, Inc. owning or controlling more than thirty-five (35%) of the combined voting power of all classes of voting securities of Micron Electronics, Inc., the acquisition by any person or entity, directly, indirectly or beneficially, acting alone or in concert, of more than thirty-five percent (35%) of the common stock of Micron Technology, Inc. outstanding at any time.

   (d) Code - The Internal Revenue Code of 1986, as amended.

   (e) Committee - The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Bonus Plan, in compliance with requirements of
Section 162(m) of the Code.

   (f) Company - Micron Electronics, Inc. and any other corporation in which Micron Electronics, Inc., controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of voting securities.

   (g)  Executive - An Executive Officer or Key Employee of the
Company.

   (h) Executive Officer - Any officer of the Company subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act").

   (i) Key Employee - Any employee of the Company as may be designated by the Committee for this Bonus Plan.

   3.  ELIGIBILITY

   Only Executives are eligible for participation in the Bonus
Plan.

   4.  ADMINISTRATION

   Awards of bonuses under the Bonus Plan shall be based on one or more of the following performance goals: (i) net income, (ii) earnings per share, (iii) return on equity, (iv) gross margin,
(v) return on assets, (vi) net sales, (vii) new products, (viii) expansion of facilities, (ix) customer satisfaction (x) asset management or (xi) debt management. The Committee shall administer the Bonus Plan and shall have full power and authority to construe, interpret, and administer the Bonus Plan necessary to comply with the requirements of Section 162(m) of the Code. The Committee's decisions shall be final, conclusive, and binding upon all persons. The Committee shall certify in writing prior to commencement of payment of the bonus that the performance goal or goals under which the bonus is to be paid has or have been achieved. The Committee in its sole discretion has the authority to reduce the amount of a bonus otherwise allocated to an Executive upon attainment of the performance goal established for a fiscal year provided that a reduction in the amount of one Executive s bonus does not result in an increase in the amount of any other Executive s bonus. Promptly after the beginning of a fiscal year, the Committee shall: (i) determine the performance criteria; (ii) determine the Executives eligible to participate in the Bonus Plan for the fiscal year; and (iii) determine the method for computing the amount of bonus payable to each Executive if the performance goal is achieved.

   The maximum bonus amount that can be paid to any Executive with respect to any one fiscal year cannot exceed the greater of $2,000,000 or two percent (2%) of the Company's consolidated after-tax net profits. Bonus amounts shall be paid within 90 days after the close of the Company s fiscal year unless the Committee elects to defer the payout of the bonus amount over a period of time not to exceed five (5) years. Payout of a bonus over an extended period may, at the discretion of the Committee, be subject to and conditioned upon the continuation of an Executive s employment with the Company and the profitability of the Company in the year paid. Unpaid bonuses can be canceled at the discretion of the Committee.

   Upon a Change in Control, the Company shall pay to each eligible Executive (i) any bonuses allocated, if any, under the Bonus Plan for the current fiscal year at the maximum level established by the Board as of the most recent allocation, unless otherwise agreed between the Company and the Executive, and (ii) any bonuses that have been awarded for previous years under the Bonus Plan but not previously paid, in either case immediately before such Change in Control. To determine the amount of the current fiscal year s bonus, the bonus pool shall be annualized if the Change in Control occurs after the end of the second fiscal quarter. If the Change in Control occurs prior to the end of the second fiscal quarter, the bonus pool shall be calculated as of the fiscal month end immediately prior to the Change in Control. If the Executive ceases to be employed by the Company or by any of its subsidiaries, any unpaid bonuses shall be paid in accordance with the Executive's termination agreement.

   The Committee may amend, modify, suspend, or terminate the Bonus Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

   5.  NONASSIGNABILITY

   No Bonus or any other benefit under the Bonus Plan shall be assignable or transferable by the participant during the participant's lifetime except as otherwise approved by the Committee.

   6.  NO RIGHT TO CONTINUED EMPLOYMENT

   Nothing in the Bonus Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.


   7.  EFFECTIVE DATE

   The Bonus Plan shall be deemed effective as of April 7, 1995.

Rev 4/29/97